Exhibit 99.1

Item 6. Selected Financial Data

The following table summarizes certain selected financial data and should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as Exhibit 99.3 and Exhibit 99.2. All amounts disclosed herein relate to our continuing operations unless otherwise stated.

Five-Year Summary of Selected Financial Data
(in thousands, except per share data)

	Successor Company (1)		Predecessor Company (1)
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009
(In thousands)				Year Ended December 31,
Consolidated Statements of Operations:				2008	2007	2006
Revenue	$196,986	$119,851	$63,996	$209,532	$218,939	$246,317
Operating costs	187,053	111,621	65,197	196,615	190,894	207,795
Depreciation and amortization	5,943	6,128	1,105	4,932	12,885	13,303
Corporate general and administrative expenses	11,076	9,822	4,092	15,001	9,809	14,618
Goodwill impairment	—	—	—	126,423	—	154,775
Restructuring charges	269	507	1,057	10,590	—	—
Special charges	5,448	3,033	12,699	11,624	4,626	1,579
Operating (loss) income	(12,803)	(11,260)	(20,154)	(155,653)	725	(145,753)
Interest expense	7,624	2,726	1,331	10,633	17,607	19,571
Other expense (income)	1,688	(5)	(295)	(208)	(318)	(926)
Income tax (benefit) expense from continuing operations	(7,922)	(10,431)	(5,985)	(43,149)	(6,496)	3,144
Net loss from continuing operations	$(14,193)	$(3,550)	$(15,205)	$(122,929)	$(10,068)	$(167,542)

	Successor Company (1)			Predecessor Company (1)
	As of December 31,			As of December 31,
	2010	2009 (1)		2008	2007	2006
Consolidated Balance Sheet Data:
Current assets continuing operations	$69,193	$76,785		$80,336	$79,438	$77,988
Working capital continuing operations (2)	14,229	11,474		(231,604)	4,397	3,099
Total assets continuing operations	146,395	156,113		113,440	174,273	249,905
Total assets	288,274	307,318		205,088	669,757	696,701
Long-term debt (2)	136,407	122,262		—	345,244	366,860
Due to Gores	10,222	11,165		—	—	—
Total stockholders' (deficit) equity	(5,992)	17,984		(203,145)	227,631	202,931

(1)
As a result of the Refinancing, we adopted the acquisition method of accounting effective April 23, 2009. Accordingly, we have revalued our assets and liabilities using our best estimate of current fair value. Our consolidated financial statements which present periods prior to the closing of the Refinancing reflect the historical accounting basis in our assets and liabilities and are labeled Predecessor Company, while the periods subsequent to the Refinancing are labeled Successor Company and reflect the push down basis of accounting for the fair values which were allocated to our segments based on the business enterprise value of each segment. Deferred tax liabilities have been recorded as a part of acquisition accounting to reflect the future taxable income to be recognized relating to the cancellation of indebtedness income as well as the deferred tax liability related to the acquisition accounting.

(2)
On November 30, 2008, we failed to make the interest payment on our outstanding indebtedness which constituted an event of default under the credit agreements that pertain to the long-term debt outstanding at that time. Accordingly, $249,053 of debt previously considered long-term was then re-classified as short-term debt, which decreased our long-term debt and decreased our working capital.

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